Exhibit 99.1

Carla Baca

Financial Communications

P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST PRICES OFFERING OF 8,000,000 SHARES OF COMMON STOCK

NASHVILLE, Tennessee, September 25, 2012 — Healthcare Realty Trust Incorporated (NYSE:HR) announced the pricing of its underwritten public offering of 8,000,000 newly issued shares of common stock at a public offering price of $22.85 per share. As part of the offering, the Company has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares. The net proceeds of the offering, after underwriting discounts and commissions and before giving effect to the underwriters’ option, if exercised, will be approximately $174.8 million. The Company intends to use the net proceeds from this offering for the funding of two build-to-suit healthcare facilities, the acquisition of healthcare facilities and other general corporate purposes, including the repayment of debt. The closing of the transaction is subject to customary closing conditions and is expected to occur on or about September 28, 2012.

Barclays Capital Inc., J.P. Morgan and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (888) 603-5847, email: Barclaysprospectus@broadridge.com or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (866) 803-9204 or Wells Fargo Securities, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate Department, telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com.

The offering was made solely by means of a prospectus supplement to the Company’s prospectus, dated February 18, 2011, filed as part of the Company’s effective shelf registration relating to these securities. This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had

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investments of approximately $2.9 billion in 205 real estate properties and mortgages as of June 30, 2012. The Company’s 198 owned real estate properties are located in 28 states and total approximately 13.5 million square feet. The Company provides property management services to approximately 10.3 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks, uncertainties, estimates and assumptions, including the ultimate amount and price at which the sales of securities will occur and the use of proceeds from the offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including in the prospectus supplement, accompanying prospectus and in its Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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